Exhibit 23.2




                 Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-4 of Jones Apparel Group, Inc. for the registration of $265,000,000 of Senior Notes and to the incorporation by reference therein of our report dated March 26, 1998, except for Note 17 as to which the date is September 10, 1998, with respect to the consolidated financial statements of Sun Apparel, Inc. included in Jones Apparel Group, Inc.'s Current Report on Form 8-K dated September 24, 1998, filed with the Securities and Exchange Commission.

                                      ERNST & YOUNG LLP

San Antonio, Texas
December 7, 1998